Exhibit 10.9

[On July 15, 2008, the Board of Directors of the Company approved amended and restated Change of Control Employment Agreements for executives in order to bring the agreements into compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and to clarify the Company’s obligation to pay retirement plan benefits upon termination of an executive in certain circumstances following a change of control.]

HILB ROGAL & HOBBS COMPANY

AMENDED AND RESTATED CHANGE OF CONTROL

EMPLOYMENT AGREEMENT

WITH

Martin L. Vaughan, III

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

AGREEMENT by and between Hilb Rogal & Hobbs Company, a Virginia corporation (the “Company”), and Martin L. Vaughan, III (the “Executive”), dated as of the 30th day of July, 2008.

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Certain Definitions.

(a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated within the 12 months prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control (such a termination of employment, an “Anticipatory Termination”) and if such Change of Control is consummated, then for all purposes of this Agreement, the “Effective Date” means the date immediately prior to the date of such termination of employment.

(b) The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(c) “Subsidiary” shall mean any corporation that is directly, or indirectly though one or more intermediaries, controlled by the Company.

2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall be deemed to have taken place if:

(a) any individual, entity or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner of shares of the Company having 25 percent or more of the total number of votes that may be cast for the election of directors of the Company, other than (i) as a result of any acquisition directly from the Company, or (ii) as a result of any acquisition by any employee benefit plans (or related trusts) sponsored or maintained by the Company or its Subsidiaries; or

(b) there is a change in the composition of the Board such that the individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c) if at any time, (i) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (ii) any Person shall consolidate with, or merge with, the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iii) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a Subsidiary of any other Person, or (iv) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons.

3. Employment Period; Guaranty. If the Executive is employed by the Company and/or a Subsidiary on the Effective Date, the Company hereby agrees to continue to employ and to cause such Subsidiary to continue to employ the Executive, and the Executive hereby agrees to remain in the employ of the Company and/or such Subsidiary, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”). For purposes of this Agreement, unless expressly limited to Hilb Rogal & Hobbs Company, “Company” hereinafter shall mean each of Hilb Rogal & Hobbs Company and/or any of its Subsidiaries that employ the Executive.

4. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus under annual incentive plans of the Company and its affiliated companies or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (the “Recent Annual Bonus”). Each such Annual Bonus shall be paid no later than two and a half months following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(v) Expenses. During the Employment Period the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean that the Executive is unable, by reason of physical or mental incapacity, to perform his duties to the Company on a full-time basis for a period longer than three (3) consecutive months or more than six (6) months in any consecutive twelve (12)-month period. The existence of a Disability shall be determined by the Board of Directors of the Company, based upon due consideration of the opinion of the Executive’s personal physician or physicians and of the opinion of any physician or physicians selected by the Board of Directors for these purposes. If the Executive’s personal physician disagrees with the physician retained by the Company, the Board of Directors will retain an impartial physician selected by the Executive’s personal physician and the Company’s physician and the opinion of the impartial physician shall be binding upon the Company and the Executive. The Executive shall submit to examination by any physician or physicians so selected by the Board of Directors, and shall otherwise cooperate with the Board of Directors in making the determination contemplated hereunder, such cooperation to include, without limitation, consenting to the release of information by any such physician(s) to the Board of Directors.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c) Good Reason; Window Period. The Executive’s employment may be terminated (i) during the Employment Period by the Executive for Good Reason or (ii) during the Window Period by Executive without any reason. For purposes of this Agreement, “Window Period” shall mean the 30-day period immediately following the first anniversary of the Effective Date. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive during the Window Period or for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive during the Window Period or for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 5 constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Code”), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

6. Obligations of the Company upon Termination.

(a) During the Window Period. If, during the Employment Period, the Executive shall terminate employment without any reason during the Window Period:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination, except as provided in Section 6(f) of this Agreement, the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid and (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, in each case to the extent not theretofore paid (the amount described in clause (2) shall be referred to as the “Pro-Rata Bonus,” and the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

(ii) the amount equal to the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; and

(iii) for three years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Such benefits shall be provided in such a manner that they are excluded from the Executive’s income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its health benefit plans contemplated by this Section 6(a)(iii) could be taxable to the Executive, the Company shall provide the medical benefits at the level required hereby through the purchase of individual insurance coverage at the Company’s sole expense. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period. To the extent required by Code Section 409A, (i) a reimbursement made under this Section 6(a)(iii) shall occur on or before December 31 of the calendar year following the calendar year during which the applicable expense is incurred and (ii) no reimbursement or in-kind benefit provided under this Section 6(a)(iii) during one calendar year shall affect the expenses eligible for reimbursement or in-kind benefits provided during another calendar year (nor may the underlying rights be liquidated or exchanged for any other benefit); and

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, Death or Disability or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination, except as provided in Section 6(f) of this Agreement, the aggregate of the following amounts:

A. the Accrued Obligations;

B. the amount equal to the product of (1) three and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; and

C. an amount equal to the sum of (i) the additional contributions that would have been made by the Company to the Hilb Rogal & Hobbs Company Profit Sharing Saving Plan (the “Retirement Plan”), (ii) the additional amounts that would have been deemed to be made by the Company to the Hilb Rogal & Hobbs Company Supplemental Executive Retirement Plan and (iii) any additional amounts that would have been made or deemed to have been made to any other excess or supplemental retirement plan of the Company or any of its affiliated companies in which the Executive participates if the Executive’s employment had continued for three years after the Date of Termination, assuming for this purpose that the Executive had contributed the maximum amount permitted to the Retirement Plan and assuming that the Executive’s compensation in each of the three years is that required by Section 4(b)(i) and Section 4(b)(ii) for the year of the Employment Period during which the Date of Termination occurs.

(ii) for three years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Such benefits shall be provided in such a manner that they are excluded from the Executive’s income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its health benefit plans contemplated by this Section 6(b)(ii) could be taxable to the Executive, the Company shall provide the medical benefits at the level required hereby through the purchase of individual insurance coverage at the Company’s sole expense. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period. To the extent required by Code Section 409A, (i) a reimbursement made under this Section 6(b)(ii) shall be paid by December 31 of the calendar year following the year during which the reimbursed expense is incurred and (ii) no reimbursement or in-kind benefit provided under this Section 6(b)(ii) during one calendar year shall affect the expenses eligible for reimbursement or in-kind benefits provided during another calendar year (nor may the underlying rights be liquidated or exchanged for any other benefit);

(iii) the Company shall, at its sole expense as incurred, provide the Executive with reasonable outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion. The outplacement services provided to the Executive under this Section 6(b)(iii) shall cease to be provided no later than December 31 of the second calendar year following the calendar year of Executive’s Date of Termination and any reimbursement made under this Section 6(b)(iii) shall be paid no later than December 31 of the third calendar year following the calendar year of Executive’s Date of Termination; and

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall, subject to Section 6(f)(ii), be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(d) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

(e) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, , and (y) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall, subject to Section 6(f)(ii), be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(f) Application of Code Section 409A.

(i) Notwithstanding any other provision in this Agreement, the Executive and the Company intend for this Agreement to comply with the provisions of Code Section 409A and any Treasury Regulations issued thereunder. Each provision and term of this Agreement should be interpreted accordingly. If any provision or term of this Agreement would result in an additional tax under Code Section 409A(a)(1)(B) (“Section 409A Tax”), then such provision shall be deemed to be conformed to comply with Code Section 409A or, if such conformation is not possible, such provision shall be null and void to the extent, and only to the extent, required to eliminate the Section 409A Tax, without effecting the remainder of this Agreement, but only if such modification results in the Executive realizing a greater after-tax benefit taking into consideration all applicable federal, state and local income taxes, and any interest and penalties thereof, including any Section 409A Tax. Each provision and term of this Agreement should be interpreted accordingly.

(ii) To the extent required by Code Section 409A, in the event the Executive is a “specified employee” as provided in Code Section 409A(a)(2)(i) on the Date of Termination (based on the methodology set forth in Section 1.409A-1(i)(6)(i) of the Treasury Regulations as it applies in connection with a merger) (a “Specified Employee”), any amounts payable under Sections 6(a)(i)(2), 6(a)(ii), 6(b)(i)(A) (with respect to the Pro-Rata Bonus only), 6(b)(i)(B), 6(b)(i)(C), 6(d) (with respect to the Pro-Rata Bonus only), and 6(e) (with respect to the Pro-Rata Bonus only) shall be paid no earlier than the first business day after the six-month anniversary of the Date of Termination (the “Delayed Payment Date”). Whether the Executive is a specified employee and whether an amount payable to the Executive hereunder is subject to Code Section 409A shall be determined by the Company.

(iii) Notwithstanding any provision in this Agreement to the contrary, in the event of an Anticipatory Termination, any payments that are deferred compensation within the meaning of Section 409A of the Code that the Company is required to pay pursuant to Section 6(a)(i), 6(a)(ii), or 6(b)(i) of this Agreement, shall be paid as follows: (A) if such Change of Control is a “change in control event” within the meaning of Section 409A of the Code, (i) except as provided in clause (A)(ii), on the date of such Change of Control, or (ii) if the Executive is a Specified Employee and the Delayed Payment Date is later than the Change of Control, on the Delayed Payment Date, and (B) if such Change of Control is not a “change in control event” within the meaning of Section 409A of the Code, (A) except as provided in clause (B)(ii), on the first business day following the first anniversary of the date of such Anticipatory Termination, or (ii) if the Executive is a Specified Employee and the Delayed Payment Date is later than the date of such Change of Control, on the Delayed Payment Date. In the event of an Anticipatory Termination, any payments or benefits that are not deferred compensation within the meaning of Section 409A of the Code that the Company is required to pay or provide pursuant to this Section 6 shall be paid or shall commence being provided on the date of the Change of Control.

(iv) Notwithstanding the preceding provisions of this Section 6 in the event that either (x) the applicable Change in Control does not constitute a “change in the ownership or effective control” of the Company or “a change in the ownership of a substantial portion of the assets” of the Company (each as defined in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder as in effect from time to time) or (y) the Date of Termination occurs subsequent to the second anniversary of the Change of Control, any payments under Section 6(a)(ii) or 6(b)(i)(B) shall be paid as follows: (A) the amount of such payments that would have been paid under [the Senior Executive Employment Agreement between the Company and the Executive, dated July 7, 2007 upon a termination described in Section (VI)(B) thereof (as such agreement would have remained in effect) shall be paid in installments on the same payment schedule as would have applied under Section (VI)(B)(1) thereof upon such a termination, and (B) any additional amounts due under Section 6(a)(ii) or 6(b)(i)(B) shall be paid in a lump sum in accordance with the provisions of Section 6(a) or 6(b) (in all cases subject to the delay required by Section 6(f)(ii) if applicable).

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, at any time from the Effective Date through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest at the applicable federal rate provided in Code Section 7872(A)(2)(A). To the extent required by Code Section 409A, any reimbursement under this Section 8 shall be made no later than December 31 of the calendar year following the year during which the applicable expense is incurred.

9. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax (the “Reduced Amount”), then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 6(b)(iii), if applicable, (ii) Section 6(b)(i)(C), if applicable, (iii) Section 6(a)(ii) or 6(b)(i)(B), as applicable, (iv) the Pro-Rata Bonus and (v) Section 6(a)(iii) or 6(b)(ii), as applicable.

(b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination but no later than the last day of the calendar year following the calendar year in which the Executive remits the related taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties), incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Such tax indemnification shall be paid to Executive no later than December 31 of the calendar year following the calendar year in which the Executive remits the related taxes. In addition, payment of such costs and expenses shall occur no later than December 31 of the calendar year in which the taxes that are the subject of the proceedings are remitted to the taxing authority or, if no taxes are remitted, the last day of the calendar year following the taxable year in which the audit is completed or there is a final and nonappealable settlement of the litigation. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10. Restrictive Covenants.

(a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b) Nonraiding of Employees. The Executive covenants during the Employment Period not to solicit, induce or encourage, for the purposes of employing or offering employment to, any individuals who, as of the date of termination of the Executive’s employment, are employees of the Company or its affiliates, nor will the Executive directly or indirectly solicit, induce or encourage any of the Company’s or its affiliates’ employees to seek employment with any other business, whether or not the Executive is then affiliated with such business.

(c) Nonpiracy of Certain Accounts. During the Employment Period, except on behalf of the Company, its affiliates and their successors and assigns (“Protected Entity”), Executive shall not solicit, induce or encourage any person or entity doing business with the Company or its affiliates as of the Effective Date to cease or diminish its business with the Protected Entity.

In no event shall an asserted violation of the provisions of Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. Subparagraphs (a), (b) and (c) are separate and divisible covenants; if for any reason any one covenant is held to be illegal, invalid or unenforceable, in whole or in part, the remaining covenants shall remain valid and enforceable and shall not be affected thereby. Further, the periods and scope of the restrictions set forth in any such subparagraph shall be reduced by the minimum amount necessary to reform such subparagraph to the maximum level of enforcement permitted to Company or Protected Entity by the law governing this Agreement.

11. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Miscellaneous.

(a) MANDATORY ARBITRATION; GOVERNING LAW; PRAYER FOR REFORMATION; MANDATORY FORUM FOR CONFIRMATION OF ARBITRATION AWARD; AMENDMENT. Any dispute or controversy as to the interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted to mandatory, final and binding arbitration in the City of Richmond, Virginia, in accordance with the commercial arbitration rules then prevailing of the American Arbitration Association. Executive and Company waive the right to submit any controversy or dispute to a Court and/or a jury. Any award rendered therein shall provide the full remedies available to the parties under the applicable law and shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns and judgment may be entered thereon in any court having jurisdiction. Each party in any such arbitration shall bear its own costs in connection with the arbitration. The parties agree that the transactions reflected in this document involve interstate commerce, and accordingly agree that any issues as to arbitrability shall be resolved pursuant to the Federal Arbitration Act.

The parties agree that any substantive issues under this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

Executive agrees that any award rendered as a result of the arbitration proceedings shall be confirmed in the Federal or State Courts of the Commonwealth of Virginia, and may be enforced by such courts as if the order were their own. By execution hereof, Executive irrevocably submits to the jurisdiction of such courts for this purpose, and waives any defense that Executive is not subject to such proceedings, that the forum is not convenient, that the matter should be transferred to another forum, or that the arbitration award may not be confirmed and enforced by such courts. Executive consents to service of process in any such proceedings in any manner permitted by the laws of the Commonwealth of Virginia.

This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Martin L. Vaughan, III

[Address omitted]

If to the Company:

Hilb, Rogal & Hobbs Company

4951 Lake Brook Drive

Glen Allen, Virginia 23060

Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall become effective, and shall replace and supersede any existing Employment Agreement between the Company and the Executive, to the extent its terms are more advantageous to the Executive, except that any covenants contained in any prior agreement between Executive and the Company restricting Executive’s ability to compete with or to solicit the employees, clients or customers of the Company, or to use or disclose any Confidential Information (as that term is defined in any such agreement), shall remain in full force and effect.

(g) The Executive hereby acknowledges and agrees that this Agreement is intended to replace and supersede the Change of Control Employment Agreement between Executive and the Company dated October 1, 1999 and amended December 22, 2004 and that such former agreement is terminated as of the date hereof.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

HILB ROGAL & HOBBS COMPANY

By:
Francis Michael Crowley
Title:	President and Chief Operating Officer

/s/ Martin L. Vaughan, III
Martin L. Vaughan, III

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